Exhibit 99.1

AMENDED AND RESTATED SHARE REDEMPTION PLAN

STERLING MULTIFAMILY TRUST

AMENDED AND RESTATED

SHARE REDEMPTION PLAN

The Board of Trustees (the “Board”) of Sterling Multifamily Trust, a North Dakota real estate investment trust (the “Trust”), has adopted a share redemption plan (the “Redemption Plan”) by which shares of the Trust’s common stock, par value $0.01 per share (“Shares”), may be redeemed by the Trust from shareholders subject to certain conditions and limitations. The purpose of this Redemption Plan is to provide limited interim liquidity for shareholders (under the conditions and limitations set forth below) until a liquidity event occurs. No shareholder is required to participate in the Redemption Plan.

1.            Redemption of Shares.  The Trust may, at its sole discretion, acting for the Trust, or as General Partner of the Limited Partnership, may redeem up to an aggregate of $35,000,000 of Shares and/or Units presented to the Trust or Limited Partnership for cash to the extent it has sufficient proceeds to do so and subject to the conditions and limitations set forth herein. Any and all Shares redeemed by the Trust shall be canceled, and will have the status of authorized but unissued Shares. Shares acquired by the Trust through the Redemption Plan will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and other appropriate state securities laws or otherwise issued pursuant to exemptions from applicable registration requirements of such laws.

2.            Redemption Price.  The Trust will redeem its Shares at $18.25 per share.

3.            Funding and Operation of Redemption Plan.  The Trust may make purchases under the Redemption Plan quarterly, at its sole discretion, on a pro rata basis.

4.            Shareholder Requirements. Any shareholder may request a redemption with respect to all or a designated portion of their Shares, subject to the following conditions and limitations:

a.            Holding Period.  Only Shares that have been held by the presenting shareholder for at least one (1) year are eligible for redemption by the Trust. However, the Trust will waive the holding period for Shares (1) purchased with reinvested dividend; (2) redeemed in connection with a stockholder’s death; or (3) for Shares held in a 401(k) account. Appropriate legal documentation will be required for redemption requests upon death of a stockholder.

b.            No Encumbrances. All Shares presented for repurchase must be owned by the shareholder(s) making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of the Shares. Such Shares must be fully transferable and not subject to any liens or other encumbrances.

c.            Share Redemption Form. The presentment of Shares must be accompanied by a completed Share Redemption Request form, a copy of which is attached hereto as Exhibit “A.” All Share certificates must be properly endorsed.

d.            Deadline for Presentment.  All Shares presented and all completed Share Redemption Request forms must be received by the Trust or any redemption agent on or before the last day of the second month of each calendar quarter in order to have such Shares eligible for redemption for that quarter.

e.            Redemption Request Withdrawal. A shareholder may withdraw his or her repurchase request upon written notice to the Trust at any time prior to the date of repurchase.

f.            Ineffective Withdrawal. In the event the Trust receives a written notice of withdrawal from a shareholder after the Trust has repurchased all or a portion of such shareholder’s Shares, the notice of withdrawal shall be ineffective with respect to the Shares already repurchased, but shall be effective with respect to any of such shareholder’s Shares that have not been repurchased. The Trust shall provide any such shareholder with prompt written notice of the ineffectiveness or partial ineffectiveness of such shareholder’s written notice of withdrawal.

Adopted by the Board of Trustees

December 12, 2019

g.            Repurchase Agent. The Trust may utilize a registered broker dealer in connection with the repurchases under this Redemption Plan.

h.            Termination, Amendment or Suspension of Plan. The Redemption Plan will terminate and the Trust will not accept Shares for repurchase in the event the Shares are listed on any national securities exchange, the subject of bona fide quotes on any inter-dealer quotation system or electronic communications network or are the subject of bona fide quotes in the pink sheets. Additionally, the Board, in its sole discretion, may terminate, amend or suspend the Redemption Plan if it determines to do so is in the best interest of the Trust. A determination by the Board to terminate, amend or suspend the Redemption Plan will require the affirmative vote of a majority of the Trustees, including a majority of the independent Trustees. If the Trust terminates amends or suspends the Redemption Plan, the Trust will provide shareholders with thirty (30) days advance written notice and the Trust will disclose the changes in the appropriate current or periodic report filed with the Securities and Exchange Commission.

5.            Miscellaneous.

a.            Advisor Ineligible. The Advisor to the Trust, Sterling Management, LLC, shall not be permitted to participate in the Redemption Plan.

b.            Liability. Neither the Trust nor any repurchase agent shall have any liability to any shareholder for the value of the shareholder’s Shares, the redemption price of the shareholder’s Shares, or for any damages resulting from the shareholder’s presentation of his or her Shares, the redemption of the Shares under this Redemption Plan or from the Trust’s determination not to redeem Shares under the Redemption Plan, except as a result from the Trust’s or the redemption agent’s gross negligence, recklessness or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims a shareholder may have under federal or state securities laws.

c.            Taxes. Shareholders shall have complete responsibility for payment of all taxes, assessments, and other applicable obligations resulting from the Trust’s redemption of Shares.

Adopted by the Board of Trustees

December 12, 2019

EXHIBIT “A”

SHARE REDEMPTION REQUEST

Adopted by the Board of Trustees

December 12, 2019